Filed Pursuant to Rule 424(b)(5)
Registration No. 333-204648

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated June 2, 2015)

$200,000,000

Common Stock

We are offering up to $200,000,000 of our shares of common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “ALDR.” On June 23, 2015, the last reported sale price of our common stock on the NASDAQ Global Market was $47.57 per share.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, intend to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

The underwriters have an option to purchase an additional $30,000,000 of shares of our common stock at the public offering price less the underwriting discounts and commissions.

Investing in our common stock involves risks. See “Risk Factors” on page S-10 of this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Alder
Per Share	$	$	$
Total	$	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses, see “Underwriting.”

Delivery of the shares of common stock will be made on or about             , 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Leerink Partners	Wells Fargo Securities

Bernstein

The date of this prospectus supplement is             , 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents or sale of our common stock.

For investors outside the United States: we have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus dated June 2, 2015, which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-10 and in the documents incorporated by reference and our consolidated financial statements (which we refer to as our “Financial Statements”) and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. Unless the context otherwise requires, we use the terms “Alder,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus to refer to Alder BioPharmaceuticals, Inc. and, where appropriate, our consolidated subsidiaries.

Overview

We are a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. We have developed a proprietary antibody platform designed to select antibodies that have the potential to maximize efficacy as well as speed of onset and durability of therapeutic response. In addition, we believe our ability to efficiently manufacture antibodies using our yeast-based manufacturing technology, MabXpress, allows us to target diseases that traditionally have not been addressed by antibodies. We believe the clinical data obtained in our development program for ALD403 exhibits the potential of this product candidate to transform the way physicians treat migraine prevention. ALD403 was discovered by Alder scientists, has achieved clinical proof-of-concept for high frequency migraine, patients suffering from five to 14 migraine days per month, and we have initiated a Phase 2b dose-ranging trial for the preventative treatment of chronic migraines in preparation for progression to Phase 3 trials. We have received input from the U.S. Food and Drug Administration, or FDA, on a development path forward to support a Biologics License Application, or BLA, submission for our infusion formulation of ALD403. We plan to initiate the first of two Phase 3 trials in high frequency migraine during the second half of 2015 and a second Phase 3 trial in chronic migraine in 2016, which together will enable a BLA filing if supported by the data. We have initiated a Phase 1 study in healthy volunteers to investigate a formulation of ALD403 for quarterly self-administration as a single injection. If approved, we intend to commercialize ALD403 on our own in the United States. Our second program, Clazakizumab, also known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has successfully completed two Phase 2b clinical trials. We are seeking a new partner to continue the development of Clazakizumab and are also evaluating other strategic options for this product candidate. Finally, our third development program, ALD1613 for treatment of Cushing’s Disease, presents an orphan disease opportunity and we plan to initiate a Phase 1 study in 2016.

Our Current Pipeline

Our pipeline includes three internally discovered humanized monoclonal antibodies, all unpartnered, as well as preclinical programs targeting additional indications that are in the discovery phase.

ALD403

ALD403 is our novel monoclonal antibody targeted to calcitonin gene-related peptide, or CGRP, for migraine prevention. CGRP is a validated target that is believed to play a key role in migraine. We are developing ALD403 for the prevention of migraine, and in a recent proof-of-concept trial, treatment with ALD403 resulted in 27-41% of patients with high frequency migraine achieving 100% prevention of migraine depending on month and 16% of patients achieved complete remission from their migraines, that is zero migraines for a full three months.

Time period	% reduction migraine days	Placebo IV Percentage n=82	ALD403 1000mg IV Percentage n=81	p-value
Week 1-4	100%	5.0%	27.6%	p<0.0001
Week 5-8	100	15.0	26.9	p=0.0493
Week 9-12	100	16.7	41.1	p=0.0008
Week 1-12	100	0	16.2	P<0.001

Approximately 36 million Americans suffer from migraines; however, only 22.3 million migraine sufferers have been clinically diagnosed. Migraine is a significant cause of disability, generally affecting individuals between the ages of 20 and 50, which are prime working years. The Migraine Research Foundation estimates U.S. employers lose more than $13 billion each year as a result of 113 million lost work days due to migraine. We believe the area of critical unmet need in migraine is preventive therapy with improved efficacy and tolerability to treat patients who have five or more migraine days per month. For the 12.6 million U.S. migraine patients who are candidates for migraine prevention, there are few therapeutic options to manage their disease. We believe this group of migraine patients is highly-motivated to seek new treatments due to the limited success of current therapies.

We have completed a three month (12 weeks) double blind, randomized, placebo-controlled proof-of-concept trial of ALD403 in 163 patients suffering from five to 14 migraine days per month, or high frequency migraine. In this trial, a single intravenous, or IV, dose of ALD403 completely prevented migraines in 16% of patients over the entire three month period versus zero with placebo, representing a statistically significant reduction (p<0.001). Furthermore, ALD403 reduced migraine days by at least half in 61% of patients. ALD403 had a similar level of safety to placebo and was well tolerated and our trial had a dropout rate of less than 5%. Patients in this trial were followed for an additional three months for a total of six months (24 weeks) follow-up. The percentage of patients achieving a 50, 75 or 100% response for the entire 24-week duration of follow-up was similar as observed for the first 12 weeks indicating that the response to a single dose of ALD403 was durable and long lasting.

Reduction in Migraine Days for Three and Six Months is Similar

In this trial, the “p” values were statistical calculations to determine whether the effects of ALD403 were significant in comparison to placebo based on pre-specified statistical targets. We specified that any result less than p=0.05 would be significant. As shown in the figure above, ALD403 provided a statistically significant reduction versus placebo in migraines at all response levels in these patients.

ALD403 has a rapid onset of therapeutic effect with approximately 28% of patients having zero migraines in the first four weeks following treatment. In addition, approximately 75% of patients experienced a 50% reduction in migraines while approximately 51% of patients had a 75% reduction in their migraines.

When compared with the data for AMG334, a product candidate being developed by Amgen in Phase 3 stage of development, and LY-2951742, a product candidate being developed by Lilly (Arteaus) in the Phase 2b stage of development, ALD403 is already at peak effect by week four versus week eight for LY-2951742 and week 12 for AMG334.

1	Dodick et al. Lancet Neurology, October 2014
2	Lenz et al. IHC 2015
3	Dodick et al. Lancet Neurology, August 2014
*	Mean baseline migraine days: ALD403: 8.8, single dose; AMG334: 8.7, 3 once per month doses; LY-2951742: 8.3, 6 every other week doses; Tev-14825: 11.5, 3 once per month doses.

These comparisons are not based on data resulting from a head-to-head trial and are not a direct comparison. Different protocol designs, trial designs, patient selection and populations, number of patients, trial endpoints, trial objectives and other parameters that are not the same between the relevant trials may lead to bias in the results causing comparisons of results from different trials to be unreliable. Any such comparisons would not be permitted by the FDA to support an application for approval to market ALD403.

We are developing both infusion and self-injectable formulations of ALD403 in order to provide options for physicians and patients to customize treatment based upon each individual patient’s circumstances. In October 2014, we initiated a Phase 2b dose-ranging, double blind, randomized, placebo controlled trial (four dose levels, with approximately 120 patents per group) of an infusion, or IV),formulation of ALD403 in patients suffering from greater than 15 migraine days per month, or chronic migraine. We expect to have initial data from this Phase 2b trial in the second half of 2015. In addition, we received input from the FDA on the path forward if supported by the data to support a BLA submission for our infusion formulation of ALD403. As such, we plan to initiate the first of two Phase 3 trials in the second half of 2015. This trial will be a double-blind, randomized, placebo-controlled, multi-dose trial (three dose levels and placebo with 150 patients per group; n=600) in high frequency migraine patients. We plan to initiate a second double-blind, randomized, placebo-controlled, multi-dose trial in chronic migraine patients (two dose levels and placebo with 150 patients per group; N=450) as early as possible in 2016. We have also agreed with the FDA that the primary endpoint for each of these trials will be the change in migraine days between ALD403 and placebo as determined by the responder rates over a 12-week period. Data from these clinical trials will be used for a BLA submission if supported by the data.

In parallel with the infusion formulation, we are developing a formulation for self-administration by patients. Our aim is to provide for infrequent, quarterly self-administration as a single injection. We have previously compared 100 mg of ALD403 given either by infusion or subcutaneous, or SQ, administration and assessed both PK and a pharmacodynamics, or PD, response. Overall, the SQ formulation provided the same level of suppression of the PD response (a CGRP driven event), had the same half-life, and had approximately 70.3% bioavailability as compared to the infusion mode of administration. Both modes of administration provided rapid onset of CGRP biology suppression and a durable effect. We have observed some itching and redness injection-site reactions, or ISRs, in our Phase 1 study of a subcutaneous injection of ALD403. Additional studies or requirements from the FDA for future studies may be necessary to address these ISRs.

We have initiated a Phase 1 study in healthy volunteers investigating different dose levels of ALD403 or placebo formulated for once per quarter self-administration as a single injection, which we expect to report top-line data from in the second half of 2015. Following this study, we plan to initiate in the second half of 2015 a Phase 2 double-blind, placebo-controlled, randomized, multi-dose trial (two dose levels and placebo; n=250 patients) in high frequency migraine patients.

We plan to obtain regulatory approval in the United States and to support regulatory filings in Europe and other international markets for ALD403 for the treatment of patients with high frequency migraine and chronic migraine and to achieve a label supporting use of ALD403 for all patients with five or more migraine days per month. We plan to build a 75 to 100 person sales force targeting high-prescribing neurologists and headache centers in the United States, if ALD403 is approved, and to seek one or more partners to develop and commercialize ALD403 outside the United States.

In October 2014, we initiated a Phase 2b dose-ranging, double blind, randomized, placebo controlled trial (four dose levels, with approximately 120 patents per group) of an IV formulation of ALD403 in patients suffering from greater than 15 migraine days per month, or chronic migraine. We expect to have initial data from this Phase 2b trial in the second half of 2015. We also have initiated a Phase 1 study in healthy volunteers investigating different dose levels of ALD403 or placebo formulated for once per quarter self-administration, which we expect to report top-line data from in the second half of 2015. In addition, we plan to initiate a pivotal double blind, placebo-controlled, randomized, dose-ranging trial utilizing an IV formulation of ALD403 administered quarterly for the treatment of both chronic and high frequency migraine early in the second half of 2015, with top-line data anticipated in the second half of 2016. Data from these clinical trials will be used in order to identify dose response and durability so we may select the appropriate dose level and dosing interval to take forward into pivotal Phase 3 trials if supported by the Phase 2 outcomes. We are developing both an infusion and self-injectable formulation in order to provide options for less frequent dosing of the therapy and accommodate patients’ preferred method of administration.

Clazakizumab

Clazakizumab is a novel monoclonal antibody that inhibits the pro-inflammatory cytokine interleukin-6, or IL-6, and is being developed for both rheumatoid arthritis, or RA, and psoriatic arthritis, or PsA. IL-6 is a protein associated with acute and chronic inflammation and is believed to initiate an acute immune response and the production of antibodies. IL-6 may also contribute to bone destruction. RA is a chronic inflammatory disorder that principally attacks joints. Approximately 2.4 million patients, predominantly women, suffer from RA in the United States. Uncontrolled RA is also associated with substantial morbidity and mortality. There is increasing recognition that treating patients aggressively early on in the course of their disease delays irreversible structural damage to joints. We estimate that global sales of RA therapies were more than $12 billion in 2012 and will grow to $15 billion by 2016. The RA market is currently dominated by a class of drugs that target tumor necrosis factor alpha, or anti-TNFs. Nevertheless, anti-TNFs are associated with low rates of disease remission and the response to these agents is not typically durable. The American College of Rheumatology has recommended that treatment of RA should be directed at achieving remission in patients or low disease activity if remission cannot be achieved. In November 2009, we entered into a license and collaboration agreement with Bristol-Myers Squibb, or BMS, under which we granted BMS worldwide exclusive rights to develop and commercialize Clazakizumab for all indications other than cancer. On August 29, 2014, BMS notified us that it had elected to terminate the license and collaboration agreement effective as of December 29, 2014, at which time all rights to Clazakizumab were returned to us. The decision by BMS to terminate the agreement was the result of an internal BMS portfolio review process wherein BMS determined that Clazakizumab did not warrant further investment based on other priorities in their pipeline. Under the terms of the agreement, BMS continues to be responsible for the costs of ongoing clinical studies, including the Phase 2b dose-ranging trial, through June 29, 2015. We are seeking a new partner to continue the development of Clazakizumab in autoimmune and inflammatory disease and are also evaluating other strategic options.

ALD1613

ALD1613 is a genetically engineered monoclonal antibody developed by us that is designed to specifically inhibit Adrenocorticotropic Hormone, or ACTH, for the treatment of Cushing’s Disease. This disease is driven by long-term exposure to cortisol as a result of increased expression of ACTH produced by a pituitary tumor. We believe a novel, mechanism-based approach to address Cushing’s Disease using a monoclonal antibody targeted to ACTH that diminishes the overproduction of cortisol with a sound safety profile would provide a significant advantage over the current standard of care and provide an important new therapeutic option to both patients and physicians. ALD1613 is currently at a preclinical stage of development.

Our Technology Platform

Our proprietary antibody platform leverages three technologies for the selection, humanization and manufacturing of monoclonal antibodies. We focus on protein targets that have biology which has been validated by prior scientific or clinical research, specifically ligands, which are circulating proteins, rather than receptors, which are their fixed docking sites. We believe this strategy can lead to fewer drug doses at lower concentrations, while potentially minimizing off target activity and associated side-effects. To date we have discovered all of our product candidates in-house with a technology we call antibody selection, or ABS. This versatile technology allows us to identify the best site to inhibit on a particular target ligand and select an antibody that has both a high affinity and specificity for the target. We have pioneered a process that humanizes rabbit antibodies to produce antibodies that are greater than 95% human. However, unlike fully-human antibodies, we specifically design our antibodies to lack certain sugars in an effort to minimize the body’s recognition of such antibodies as foreign, thereby limiting infusion reactions as well as maximizing durability of the therapeutic response.

Our yeast-based proprietary manufacturing technology, MabXpress, offers distinct advantages over traditional mammalian cell culture approaches widely used in the manufacturing of antibodies. We are able to efficiently and reproducibly manufacture large quantities of high-quality antibodies. This is in contrast to mammalian cell culture approaches that are generally characterized by extended production times, costly media, risk of viral contamination and a lack of uniformity of the end product. Our proprietary manufacturing processes are designed to produce antibodies on a significantly larger scale than traditional antibody manufacturing processes. Together, these technologies have enabled us to progress to proof-of-concept in the clinic significantly faster than traditional programs which rely on mammalian cells for manufacturing.

Our Management

Our founders and executive management team have held senior positions at leading biotechnology and pharmaceutical companies, possess over 100 years of combined experience across drug discovery and development and have been involved in bringing seven drugs to market. Our combined experience led us to establish our proprietary platform that we believe enables us to develop best-in-class antibodies to transform current treatment paradigms.

Our Strategy

We aim to build an enduring, diversified biopharmaceutical company. We intend to leverage our expertise in discovery, development and commercialization to bring first-in-class and best-in-class monoclonal antibody therapeutics to patients who are underserved by current therapies.

Key elements of our strategy include:

•	advance and commercialize ALD403 for the prevention of migraine;

•	seek a partner to advance and commercialize Clazakizumab as an option for first-line biologic therapy in autoimmune and inflammatory disease;

•	advance ALD1613 for the treatment of Cushing’s Disease;

•	leverage our technology platform to discover future product candidates for areas of unmet need; and

•	build a leading biopharmaceutical company to transform current treatment paradigms.

Corporate Information

We were incorporated in Delaware in May 2002 as Alder BioPharmaceuticals, Inc. Our headquarters are located at 11804 North Creek Parkway South, Bothell, WA 98011, and our telephone number is (425) 205-2900. Our website address is www.alderbio.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement.

“Alder” and the Alder logo are the property of Alder BioPharmaceuticals, Inc. This prospectus supplement and the accompanying prospectus contain references to our trademarks and to trademarks belonging to other entities. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common stock offered by Alder in this offering	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	shares

Use of proceeds	We estimate the net proceeds from this offering to be approximately $187.5 million, after deducting underwriting discounts and commissions and estimated offering expense payable by us. We expect to use the proceeds of this offering for our ongoing and future clinical program for ALD403, for the development of ALD1613 and for preclinical product development activities, working capital and other general corporate purposes, which may include the acquisition or licensing of other products, businesses or technologies. See the section of the prospectus titled “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	See “Risk Factors” beginning on page S-10 and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

NASDAQ symbol	“ALDR”

The number of shares of our common stock to be outstanding after this offering is based on 37,939,438 shares of our common stock outstanding as of March 31, 2015, and excludes:

•	3,118,890 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2015, at a weighted-average exercise price of $9.57 per share;

•	3,882,134 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan; and

•	551,864 shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

RISK FACTORS

Investing in our common stock involves high degrees of significant risk. You should carefully consider the following risks, the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as well as other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, before you invest in our common stock. If any of these risks actually materializes, our operating results, financial condition and liquidity could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment.

Additional Risks Related to This Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the balance of the net proceeds from this offering and could spend the proceeds in ways that do not improve our business, financial condition or results of operations or enhance the value of our common stock. We intend to use the proceeds from this offering to: (1) fund our ongoing and future clinical program for ALD403; (2) fund the clinical development of ALD1613; (3) continue to advance and to expand our preclinical studies and potential clinical efforts of our existing preclinical development programs and the purchase and storage of existing manufactured drug supply of Clazakizumab; and (4) fund working capital, and other general corporate purposes, which may include the acquisition or licensing of other products, business or technologies.

The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Purchasers in this offering will experience immediate and substantial dilution in the tangible net book value of their investment.

If you purchase our common stock in this offering, you will incur an immediate dilution of $37.52 in net tangible book value per share from the price you paid, based on an assumed public offering price of $47.57 per share, which is the last reported sale price of our common stock on the NASDAQ Global Market on June 23, 2015. The exercise of outstanding options will result in further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus supplement titled “Dilution.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and therein contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in this prospectus supplement, the accompanying prospectus in any free writing prospectus we may authorize for use in connection with a this offering, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission, or SEC. Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain and maintain regulatory approval of our product candidates;

•	our ability to successfully commercialize any of our products that are approved;

•	the rate and degree of market acceptance of our products;

•	our estimates of our expenses, ongoing losses, future revenues, capital requirements and our needs for or ability to obtain additional financing;

•	our expected uses of the net proceeds to us from this offering;

•	our ability to obtain and maintain intellectual property protection for our products and product candidates;

•	the ability to scale up manufacturing of our product candidates to commercial scale;

•	our reliance on our future collaboration partners’ performance, over which we do not have control;

•	the actual receipt and timing of any milestone payments or royalties from our collaborators;

•	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenues from those collaborations;

•	our reliance on third parties to conduct our clinical studies;

•	our reliance on third-party contract manufacturers to manufacture and supply our product candidates for us;

•	our ability to identify and develop new products and product candidates;

•	our ability to enroll patients in our clinical studies at the pace that we project;

•	our ability to retain and recruit key personnel;

•	our financial performance; and

•	developments and projections relating to our competitors or our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the section titled “Risk Factors” contained in this prospectus supplement and in our most recent Quarterly Report on Form 10-Q. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus supplement, the accompanying prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein and therein by reference as described in the section titled “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of shares of common stock in this offering will be approximately $187.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that the net proceeds will be approximately $215.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

As of March 31, 2015, we had cash, cash equivalents and investments of $230.3 million. We currently estimate that we will use the net proceeds from this offering, together with our cash, cash equivalents and investments, as follows:

•	approximately $290 million for the development of ALD403, targeting CGRP for prevention of migraine, including our ongoing and planned toxicology studies, Phase 2b dose-ranging trials, Phase 3 trials and activities in manufacturing drug supply for these clinical trials and preparing for BLA filing and commercial drug product processes;

•	approximately $22 million for the development of ALD1613; and

•	the balance for preclinical product development activities, purchase and storage of existing manufactured drug supply of Clazakizumab, working capital and other general corporate purposes, which may include the acquisition or licensing of other products, businesses or technologies.

The expected uses of the net proceeds from this offering and our existing cash, cash equivalents and investments represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts and the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

Based on our planned use of the net proceeds from this offering and our existing cash, cash equivalents and investments described above, we expect that such funds will be sufficient to enable us to complete the proposed two Phase 3 trials of ALD403. However, we may not achieve the progress that we expect because the actual costs and timing of drug development, particularly clinical trials, are difficult to predict, subject to substantial risks and delays and often vary depending on the particular disease and development strategy.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds with a view toward liquidity and capital preservation.

MARKET PRICE OF COMMON STOCK

Our common stock began trading on the NASDAQ Global Market under the symbol “ALDR” on May 8, 2014. Prior to that date, there was no public trading of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NASDAQ Global Market.

Year Ended December 31, 2014:	High	Low
Second quarter (from May 8, 2014)	$22.95	$9.50
Third quarter	20.64	11.19
Fourth quarter	30.35	10.52

Year Ended December 31, 2015:	High	Low
First quarter	$32.30	$23.81
Second quarter (through June 23, 2015)	49.26	22.23

On June 23, 2015, the last reported sale price of our common stock on the NASDAQ Global Market was $47.57 per share. As of March 31, 2015, we had 68 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring, or paying in the foreseeable future, any cash dividends on our capital stock. Future determinations as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investments and capitalization as of March 31, 2015:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale by us of 4,204,330 shares of common stock in this offering at an assumed public offering price of $47.57 per share, which is the last reported sale price of our common stock on the NASDAQ Global Market on June 23, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following information should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and related notes in our most recent Quarterly Report on Form 10-Q and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our periodic reports and other information, see “Where You Can Find More Information” in this prospectus supplement.

	As of March 31, 2015
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and investments	$230,262	$417,762

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	$—
Common stock, par value $0.0001 per share; 200,000,000 shares authorized, 37,939,438 shares issued and outstanding, actual; 200,000,000 shares authorized, 42,143,768 shares issued and outstanding, as adjusted	4	4
Additional paid-in capital	387,758	575,258
Accumulated other comprehensive loss	(36)	(36)
Accumulated deficit	(151,559)	(151,559)

Total stockholders’ equity	236,167	423,667

Total capitalization	$236,167	$423,667

The outstanding share information in the table above is based on 37,939,438 shares of common stock outstanding as of March 31, 2015 and excludes:

•	3,118,890 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2015, at a weighted-average exercise price of $9.57 per share;

•	3,882,134 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan; and

•	551,864 shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

DILUTION

Dilution is the amount by which the price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our historical net tangible book value as of March 31, 2015 was $236.2 million, or $6.22 per share.

After giving effect to the sale of 4,204,330 shares of common stock in this offering at the assumed public offering price of $47.57 per share, which is the last reported sale price of our common stock on the NASDAQ Global Market on June 23, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2015, would have been $423.7 million, or $10.05 per share. This represents an immediate increase in as adjusted net tangible book value of $3.83 per share to our existing stockholders and immediate dilution of $37.52 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$47.57
Historical net tangible book value per share at March 31, 2015	$6.22
Increase per share attributable to new investors	3.83

As adjusted net tangible book value per share after giving effect to this offering		10.05

Dilution in adjusted net tangible book value per share to new investors		$37.52

If the underwriters exercise in full their option to purchase an additional 630,650 shares of our common stock at an assumed public offering price of $47.57 per share, which is the last reported sale price of our common stock on the NASDAQ Global Market on June 23, 2015, the as adjusted net tangible book value per share after giving effect to this offering would be $10.56 per share, representing an immediate increase to existing stockholders of $4.34 per share, and immediate dilution to new investors in this offering of $37.01 per share.

The outstanding share information in the table above is based on 37,939,438 shares of common stock outstanding as of March 31, 2015 and excludes:

•	3,118,890 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2015, at a weighted-average exercise price of $9.57 per share;

•	3,882,134 shares of common stock reserved for future issuance under our 2014 Equity Incentive Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan; and

•	551,864 shares of common stock reserved for issuance under our 2014 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this benefit plan.

To the extent that options are exercised, new options are issued under our equity incentive plans, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the U.S., (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN (in the case of individuals), IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and you do not timely provide the required certification, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (1) the gain is effectively connected with a trade or business of such holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the U.S.), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (3) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (a) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses if you timely file U.S. tax returns reporting the losses (even though you are not considered a resident of the U.S.).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities) or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities) or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply to dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends on and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules to their investment in our common stock.

The withholding provisions described above apply currently to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

Federal Estate Tax

If an individual Non-U.S. Holder is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock, that person’s gross estate will include the value thereof for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the U.S. at the time of his or her death.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2015, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Leerink Partners LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective numbers of shares of common stock.

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Leerink Partners LLC
Wells Fargo Securities, LLC
Sanford C. Bernstein & Co., LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $ per share. After the public offering, the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$

The estimated offering expenses exclusive of underwriting discounts and commissions, are approximately $0.5 million. We have agreed to reimburse the underwriters for all expenses and fees related to the review of this offering by the Financial Industry Regulatory Authority up to $15,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except for issuances of (1) the securities to be sold to the underwriters in this offering, (2) any securities issued upon the exercise of options or warrants or the conversion of a security outstanding on the date of this prospectus supplement and described herein, (3) the grant of options or the issuance of securities by us to employees, officers, directors, advisors or consultants pursuant to employee benefit plans in effect on the date of this prospectus supplement and described herein and in the accompanying prospectus; (4) our filing of a registration statement on Form S-8 with the SEC or an amendment to any such registration statement on file with the SEC in respect of any securities issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of this prospectus supplement and described herein or (5) the sale or issuance of or entry into an agreement to sell or issue securities in connection with any (a) mergers, (b) acquisition of securities, businesses, properties or other assets, (c) joint ventures, or (d) strategic alliances; provided, that the aggregate number of securities or securities convertible into or exercisable for such securities that we may sell or issue or agree to sell or issue shall not exceed 5% of the total number of shares of our securities issued and outstanding immediately following the completion of this offering; and provided further, that each recipient of securities or securities convertible into or exercisable for such securities executes and delivers a lock-up agreement in a form satisfactory to the representatives.

Our officers, directors and certain of our stockholders affiliated with members of our board of directors have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or make any demand for or exercise any right with respect to the registration of our common stock, without, in each case, the prior written consent of the representatives for a period of 90 days, in the case of our officers and directors, and 45 days, in the case of certain of our stockholders affiliated with members of our board of directors, after the date of this prospectus supplement.

The foregoing restrictions do not apply to: (1) the sale and transfer of securities to the underwriters, if any; (2) sales of securities acquired in open market transactions after the completion of this offering or in this offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or other public announcement is required or voluntarily made in connection with such sales (3) transfers of securities (a) by bona fide gift, (b) to the spouse, domestic partner, parent, child or grandchild of the officer, director or security holder or to a trust formed for the benefit of such persons or the officer, director or security holder, (c) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the officer, director or security holder, (d) if the security holder is an individual, solely by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (e) to us either (i) pursuant to any contractual arrangement in effect on the date of the agreement that provides for the repurchase of the securities of the officer, director or security holder by us or (ii) in connection with the termination of such person’s employment with us; (f) in connection with a merger or sale of all or substantially all of our company, regardless of how such a transaction is structured, (g) if the security holder is a corporation, partnership or other business entity (i) to another corporation, partnership or other business entity that controls, is controlled by or is under common control with the security holder or (ii) as part of a disposition, transfer or distribution without consideration by the security holder to its equity holders, general partners or limited partners or (h) if the security holder is a trust, to a trustee or beneficiary of the trust; provided that each transferee, donee or distributee executes and delivers a lock-up agreement in a form satisfactory to the representatives; and provided, further, that no filing under Section 16(a) of the Exchange Act, as amended, or the Exchange Act, or other public announcement is required or voluntarily made during the applicable restricted period; (4) the transfer of securities to us upon a vesting event of the securities or upon the exercise of options to purchase securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the officer, director or security holder in connection with such vesting or exercise; provided that no filing under Section 16(a) of the Exchange Act or other public announcement is required or voluntarily made in connection with such vesting or exercise; (5) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of securities; provided that such plan does not provide for the transfer of securities during the applicable restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan is required or made voluntarily by or on behalf of the officer, director, security holder or us; or (6) the transfer of securities under a trading plan pursuant to Rule 10b5-1 that has previously been established, provided that any public announcement or filing shall include a statement to the effect that the sale occurred pursuant to such trading plan pursuant to Rule 10b5-1.

Credit Suisse Securities (USA) LLC, Leerink Partners LLC and Wells Fargo Securities, LLC, on behalf of the underwriters, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the NASDAQ Global Market under the symbol “ALDR.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

This prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus supplement and accompanying prospectus electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may in the future provide financial advisory or investment banking services to us from time to time for which they expect to receive customary fees and commissions for these arms-length transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, each, a Relevant Member State, each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of our common stock to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common stock shall require the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and (and amendments thereto, including Directive 2010/73/EU, to the extent implemented in each Relevant Member State) includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter:

•	has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) in connection with the sale or issue of common stock in circumstances in which section 21 of FSMA does not apply to such underwriter; and

•	has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompany prospectus is directed solely at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) of The Financial Services and Markets Act (Financial Promotion) Order 2005 (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompany prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompany prospectus relates is available only to relevant persons and will be engaged in with relevant persons only.

LEGAL MATTERS

Cooley LLP, Seattle, Washington will pass upon the validity of the shares of common stock offered hereby. As of the date of this prospectus supplement, an individual attorney at Cooley LLP beneficially owned 4,998 shares of our common stock. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington, is representing the underwriters in connection with the offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website, which is located at investor.alderbio.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the prospectus supplement (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) and before the sale of all the securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders, filed with the SEC on April 9, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2015, April 6, 2015, May 22, 2015 and June 5, 2015; and

•	the description of our common stock in our registration statement on Form 8-A, filed with the SEC on April 29, 2014, including any amendments or reports filed for the purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement or the underlying prospectus is delivered, without charge upon the written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. Requests for such copies should be directed to us at the following address:

Alder BioPharmaceuticals, Inc.

Attn: Investor Relations

11804 North Creek Parkway South

Bothell, WA 98011

(425) 205-2900

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

$350,000,000

Common Stock

We may, from time to time, offer and sell up to $350,000,000 of shares of our common stock in amounts, at prices and on terms described in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a supplement to this prospectus or in a free writing prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus. You should read this prospectus, the information incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus carefully before you invest.

Shares of our common stock may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in any applicable prospectus supplement. If any underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and options to purchase additional shares will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “ALDR.” On June 1, 2015, the last reported sale price of our common stock on The NASDAQ Global Market was $41.85 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus and any similar sections contained in an applicable prospectus summary and as updated in our future filings made with the Securities and Exchange Commission that are incorporated by reference into this prospectus for factors you should consider before investing in our common stock.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2015.

We have not authorized anyone to provide you with information other than the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or free writing prospectus that we may authorize in connection with an offering of our common stock. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement or free writing prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or free writing prospectus, and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration statement, we may sell from time to time in one or more offerings the common stock described in this prospectus.

Each time we sell any common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to an offering of our common stock. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our common stock unless it is accompanied by a prospectus supplement.

i

THE COMPANY

Company Overview

Alder BioPharmaceuticals is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. We have developed a proprietary antibody platform designed to select antibodies that have the potential to maximize efficacy as well as speed of onset and durability of therapeutic response. In addition, we believe our ability to efficiently manufacture antibodies using our yeast-based manufacturing technology, MabXpress, allows us to target diseases that traditionally have not been addressed by antibodies. We believe the clinical data obtained in our development program for ALD403 exhibits the potential of this product candidate to transform the way physicians treat migraine prevention. ALD403 was discovered by Alder scientists, has achieved clinical proof-of-concept for high frequency migraine and we have initiated a Phase 2b dose-ranging trial for the preventative treatment of chronic migraines in preparation for progression to Phase 3 trials if supported by the data. We intend to initiate additional clinical trials in both frequent episodic and chronic migraine in preparation for progression to phase 3 trials if supported by the data. If approved, we intend to commercialize ALD403 on our own in the United States. Our second program, clazakizumab, also known as ALD518, is designed to block the pro-inflammatory cytokine IL-6 and has completed one Phase 2b clinical trial and is currently in a second Phase 2b clinical trial. We are seeking a new partner to continue the development of clazakizumab and we believe there is an opportunity to position clazakizumab as an option for first-line biologic therapy for treatment of rheumatoid arthritis by demonstrating superior disease control rates versus biologic standard of care. Finally, our third development program, ALD1613 for treatment of Cushing’s Disease, presents an orphan disease opportunity and is at a preclinical stage of development.

Company Information

We were incorporated in Delaware in May 2002 as Alder BioPharmaceuticals, Inc. Our headquarters are located at 11804 North Creek Parkway South, Bothell, WA 98011, and our telephone number is (425) 205-2900. Our website address is www.alderbio.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Unless the context otherwise requires, we use the terms “Alder,” “company,” “we,” “us” and “our” in this prospectus to refer to Alder BioPharmaceuticals, Inc. and, where appropriate, our consolidated subsidiaries. “Alder” and the Alder logo are the property of Alder BioPharmaceuticals, Inc. All other trademarks or trade names referred to in this prospectus and any prospectus supplement are the property of their respective owners.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below under the heading “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our beliefs and assumptions and on information currently available to our management. Discussions containing these forward-looking statements may be found, among other places, in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain and maintain regulatory approval of our product candidates;

•	our ability to successfully commercialize any of our products that are approved;

•	the rate and degree of market acceptance of our products;

•	our estimates of our expenses, ongoing losses, future revenues, capital requirements and our needs for or ability to obtain additional financing;

•	our ability to obtain and maintain intellectual property protection for our products and product candidates;

•	the ability to scale up manufacturing of our product candidates to commercial scale;

•	our reliance on our future collaboration partners’ performance, over which we do not have control;

•	the actual receipt and timing of any milestone payments or royalties from our collaborators;

•	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenues from those collaborations;

•	our reliance on third parties to conduct our clinical studies;

•	our reliance on third-party contract manufacturers to manufacture and supply our product candidates for us;

•	our ability to identify and develop new products and product candidates;

•	our ability to enroll patients in our clinical studies at the pace that we project;

•	our ability to retain and recruit key personnel;

•	our financial performance; and

•	developments and projections relating to our competitors or our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the section titled “Risk Factors” contained in the applicable prospectus supplement, in any related free writing prospectuses that we have authorized for use in connection with a specific offering, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectuses that we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described in the section titled “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we have authorized for use in connection with a specific offering, we anticipate using the net proceeds to us from the sale of our common stock for clinical and preclinical development and manufacturing of our product candidates, discovery and development of additional product opportunities, capital expenditures and working capital and other general corporate purposes. Although we currently have no commitments or agreements to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, our management will have broad discretion as to the allocation of the net proceeds received in any offering and may use these proceeds for that purpose in the future. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our amended and restated certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of March 31, 2015, 37,939,438 shares of common stock were outstanding and no shares of preferred stock were outstanding.

The following summary description of our common stock and preferred stock is based on the provisions of our certificate of incorporation, amended and restated bylaws, the applicable provisions of the Delaware General Corporation Law and the applicable provisions of the Washington Business Corporation Act. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation, our bylaws, the Delaware General Corporation Law and the applicable provisions of the Washington Business Corporation Act. For information on how to obtain copies of our certificate of incorporation and our bylaws, which are exhibits to the registration statement of which this prospectus forms a part, see “Where You Can Find More Information.”

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

Dividends and Distributions

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, after payment of liquidation preferences on any outstanding shares of preferred stock and payment of other claims of creditors.

The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. There are currently no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock.

Employee Benefit Plans

As of March 31, 2015, options to purchase an aggregate of 3,118,890 shares of common stock were outstanding under our 2005 Stock Plan and 2014 Equity Incentive Plan, 3,882,134 additional shares of common stock were available for future grant under our 2014 Equity Incentive Plan and 551,864 shares of our common stock were reserved for issuance under our 2014 Employee Stock Purchase Plan.

Registration Rights

We are party to an investor rights agreement which provides certain of our stockholders registration rights, as set forth below. This investor rights agreement was originally entered into in July 2005 and was amended and/or restated from time to time in connection with our preferred stock financings. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below will expire the later of (1) May 7, 2019 and (2) with respect to each stockholder, at such time as our capital stock is publicly traded and (a) such stockholder is entitled to sell all of its shares pursuant to Rule 144 of the Securities Act or (b) when such stockholder holds less than 1% of our outstanding common stock and is able to sell all its shares in any three-month period without registration in compliance with Rule 144 of the Securities Act.

Demand Registration Rights

As of the date of this prospectus, the holders of an aggregate of approximately 15.3 million shares of our common stock are entitled to certain demand registration rights. The holders of a majority of these shares may, on not more than two occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $7,500,000 to register all or a portion of their shares.

Piggyback Registration Rights

In connection with the filing of the registration statement of which this prospectus forms a part, the holders of an aggregate of approximately 15.6 million shares of our common stock were entitled to, and the necessary percentage of holders waived, their rights to include their shares of registrable securities in the registration statement of which this prospectus forms a part. If we propose to register any of our securities under the Securities Act either for our own account or for the account of other security holders, the holders of these shares are entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of an aggregate of approximately 15.3 million shares of our common stock are entitled to certain Form S-3 registration rights. Such holders may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, before payment of underwriting discounts and commissions, is at least $500,000.

Anti-takeover Provisions

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding are able to elect all of our directors. The directors may be removed by the stockholders only for cause upon the vote of holders of 66 2⁄3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board of directors, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors or our chief executive officer. Our bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.

Our certificate of incorporation further provides that the affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, and actions by written consent. The affirmative vote of holders of at least 66 2⁄3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required for our stockholders to amend or repeal our bylaws, although our bylaws may also be amended by a simple majority vote of our whole board of directors.

The foregoing provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Washington Business Corporation Act

The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. In particular, the Washington Business Corporation Act, or WBCA, prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with a person or group of persons which beneficially owns 10% or more of the voting securities of the target corporation, an “acquiring person,” for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions may include, among other things:

•	any merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	any termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; and

•	allowing the acquiring person to receive any disproportionate benefit as a stockholder.

After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders.

We will be considered a “target corporation” so long as our principal executive office is located in Washington, and: (1) a majority of our employees are residents of the state of Washington or we employ more than 1,000 residents of the state of Washington; (2) a majority of our tangible assets, measured by market value, are located in the state of Washington or we have more than $50 million worth of tangible assets located in the state of Washington; and (3) any one of the following: (a) more than 10% of our stockholders of record are resident in the state of Washington; (b) more than 10% of our shares are owned of record by residents of the state of Washington; or (c) 1,000 or more of our stockholders of record are resident in the state of Washington.

If we meet the definition of a target corporation, the WBCA may have the effect of delaying, deferring or preventing a change of control.

Listing

Our common stock is listed on The NASDAQ Global Market under the trading symbol “ALDR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

We may sell our common stock covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

We may distribute the common stock:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time we offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any option to purchase additional shares under which underwriters may purchase additional shares of common stock from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the public offering price of the common stock;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters or dealers may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

We may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

To facilitate the offering of our common stock, underwriters participating in the offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves the sale by the underwriters for the offering of more shares than we sold to them, which creates a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional shares for the offering. The underwriters may close out any covered short position either by exercising their overallotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market, as compared to the price at which they may purchase common stock through their overallotment option. Naked short sales are short sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the common stock that could adversely affect investors who purchase shares in the offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Any underwriters who are qualified market makers on The NASDAQ Stock Market LLC may engage in passive market making transactions in our common stock, preferred stock, warrants and debt securities, as applicable, on The NASDAQ Stock Market LLC in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the share price of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the common stock if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. If such transactions are commenced, they may be discontinued without notice at any time.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Cooley LLP, Seattle, Washington. As of the date of this prospectus, an individual attorney at Cooley LLP beneficially owned 4,998 shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the shares of common stock offered by this prospectus, we refer you to the registration statement and the exhibits filed as part of the registration statement. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.alderbio.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K) until the termination of the offering of the shares covered by this prospectus and applicable prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Meeting of Stockholders, filed with the SEC on April 9, 2015;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 7, 2015;

•	our Current Report on Form 8-K filed with the SEC on May 22, 2015; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 29, 2014, including any amendments or reports filed for the purposes of updating this description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests for such copies should be directed to us at the following address:

Alder BioPharmaceuticals, Inc.

Attn: Investor Relations

11804 North Creek Parkway South

Bothell, WA 98011

(425) 205-2900